Exhibit 99.1

MIRATI THERAPEUTICS REPORTS SECOND QUARTER 2017
FINANCIAL RESULTS

SAN DIEGO - August 3, 2017 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical stage oncology biotechnology company, reported financial results for the second quarter 2017.

“The second half of 2017 remains on track to be a significant time for all of Mirati’s programs,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “Our team continues to work diligently to deliver the anticipated data for each program this year.”

Mirati expects to present data on the following programs in the second half of 2017:

•	Glesatinib, single agent, Phase 2 trial in Non-Small Cell Lung Cancer (NSCLC)

•	Sitravatinib, single agent, Phase 1b trial in NSCLC

•	Sitravatinib and nivolumab combination, Phase 2 trial in NSCLC

•	Mocetinostat and durvalumab combination, Phase 2 trial in NSCLC

Second Quarter 2017 Financial Results

Cash, cash equivalents, and short-term investments were $87.8 million at June 30, 2017, compared to $56.7 million at December 31, 2016.

Research and development expenses for the second quarter of 2017 were $15.0 million, compared to $18.4 million for the same period in 2016. Research and development expenses for the six months ended June 30, 2017 were $29.4 million, compared to $36.4 million for the same period in 2016. The decrease in research and development expenses for both the three and six months ended June 30, 2017 is primarily due a decrease in third party research and development expense, including a reduction in glesatinib manufacturing expenses, as well as expense associated with a one-time license fee incurred in 2016 related to an early stage discovery project. In addition, share-based compensation expense decreased in the six months ended June 30, 2017 compared to the same period of 2016 due to lower exercise prices for options granted during the last half of 2016 and first half of 2017. These decreases in expenses are partially offset by an increase in expenses associated with our ongoing sitravatinib Phase 1b clinical trial.

General and administrative expenses for the second quarter of 2017 were largely unchanged compared to the same period of 2016 and were $3.7 million and $3.8 million, respectively. General and administrative expenses for the six months ended June 30, 2017 were $7.3 million, compared to $7.9 million for the same period in 2016. The decrease in general and administrative expense is primarily due to a decrease in share-based compensation expense, which is due to lower exercise prices for options granted during the last half of 2016 and the first half of 2017.

Net loss for the second quarter of 2017 was $18.3 million, or $0.74 per share basic and diluted, compared to net loss of $22.1 million, or $1.11 per share basic and diluted for the same period in

2016. Net loss for the six months ended June 30, 2017 was $36.2 million, or, $1.47 per share basic and diluted, compared to net loss of $44.0 million, or $2.24 per share basic and diluted for the same period in 2016.

About Mirati Therapeutics
Mirati Therapeutics is a clinical-stage biotechnology company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer. This approach is transforming the treatment of patients by targeting the genetic changes in tumor cells that result in uncontrolled tumor growth and migration. Our precision oncology programs seek to treat the patients most likely to benefit from targeted oncology treatments and are driven by drugs that target very specific genetic mutations, directed by genomic tests that identify patients who carry those driver mutations. Our immuno-oncology programs are novel small molecule drugs designed to enhance and expand the efficacy of checkpoint inhibitors when given in combination. In addition to our clinical programs, we have active discovery research efforts focused on novel oncology targets. The promise of these approaches includes potentially better patient outcomes, more efficient cancer treatment and faster drug development. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of the Company that are not historical facts may be considered "forward-looking statements," including, but not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology. Forward-looking statements are based on current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from the expectations set forth in the forward-looking statements. Such risks and uncertainties include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the United States Securities and Exchange Commission. Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contact:
Temre Johnson
Mirati Therapeutics Inc.
Senior Manager, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$87,838	$56,734
Other current assets	4,439	2,821
Total current assets	92,277	59,555

Property and equipment, net	618	629
Other assets	2,089	3,260

Total assets	$94,984	$63,444

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$11,737	$15,002
Total current liabilities	11,737	15,002
Other liabilities	280	133
Total liabilities	12,017	15,135

Stockholders' equity	82,967	48,309

Total liabilities and stockholders' equity	$94,984	$63,444

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except share and per share data, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Expenses
Research and development	$14,962	$18,441	$29,359	$36,429
General and administrative	3,654	3,786	7,348	7,916
Total operating expenses	18,616	22,227	36,707	44,345
Loss from operations	(18,616)	(22,227)	(36,707)	(44,345)

Other income, net	277	166	522	370

Net loss	$(18,339)	$(22,061)	$(36,185)	$(43,975)

Unrealized gain (loss) on available-for-sale investments	(104)	33	(32)	60

Comprehensive loss	$(18,443)	$(22,028)	$(36,217)	(43,915)

Basic and diluted net loss per share	$(0.74)	$(1.11)	$(1.47)	$(2.24)

Weighted average number of shares used in computing net loss per share, basic and diluted	24,950,012	19,912,938	24,668,540	19,646,889